Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

among

STARK BANK GROUP, LTD.,

SBG II, LTD.,

and

PELICAN FINANCIAL, INC.

Dated as of November 30, 2005

Table of Contents

ARTICLE I. DEFINITIONS AND INTERPRETATION		1
1.1.	Definitions	1
1.2.	Terms Defined Elsewhere	5
1.3.	Interpretation	5

ARTICLE II. PLAN OF MERGER		5
2.1.	The Merger	5
2.2.	Effective Time and Effects of the Merger	5
2.3.	Conversion of PFI Common Stock	6
2.4.	Articles of Incorporation and Bylaws	6
2.5.	Payment for Shares	6
2.6.	Stock Options	8
2.7.	Computation of Merger Consideration	8
2.8.	Determination of Final Stockholders’ Costs	9

ARTICLE III. DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES		10
3.1.	Disclosure Schedules	10
3.2.	Subsidiaries	11

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PFI		11
4.1.	Corporate Organization	11
4.2.	Capitalization	12
4.3.	Authority	13
4.4.	Consents and Approvals	13
4.5.	No Violations	13
4.6.	Licenses, Franchises and Permits	14
4.7.	Regulatory Reports	14
4.8.	Financial Statements	14
4.9.	Deposits	15
4.10.	Broker’s Fees	15
4.11.	Properties	15
4.12.	Undisclosed Liabilities	16
4.13.	Intellectual Property	16
4.14.	Condition of Fixed Assets and Equipment	17
4.15.	Absence of Certain Changes or Events	17
4.16.	Proceedings	18
4.17.	Taxes	18
4.18.	Employees	20
4.19.	Certain Contracts.	23
4.20.	Agreements with Regulatory Agencies	26
4.21.	Environmental Matters	26
4.22.	[Intentionally Omitted]	27
4.23.	Opinion	27

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4.24.	Insurance	27
4.25.	[Intentionally Omitted]	27
4.26.	Loan and Investment Portfolio	28
4.27.	State Takeover Laws and Charter Provisions	29
4.28.	Sole Agreement	29
4.29.	Disclosure	29
4.30.	Absence of Undisclosed Liabilities	30
4.31.	Allowance for Loan Losses	30
4.32.	Compliance with Laws	30
4.33.	Material Contract Defaults	31
4.34.	Certain Regulatory Matters	31
4.35.	PFI Information	31
4.36.	Offices and ATMs	31
4.37.	Vote Required	32
4.38.	Power of Attorney	32
4.39.	Facts Affecting Regulatory Approvals	32
4.40.	Derivative Transactions	32
4.41.	Trust Powers	33
4.42.	Registration Obligation	33
4.43.	Controls and Procedures	33
4.44.	CRA, Anti-Money Laundering, OFAC and Customer Information Security	34
4.45.	Investment Management and Related Activities	34
4.46.	Marine Loan Portfolio	35
4.47.	[Intentionally Left Blank]	35
4.48.	Core Deposits	35

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO		35
5.1.	Corporate Organization	35
5.2.	Authority; No Violation	36
5.3.	Consents and Approvals	36
5.4.	Funds	37
5.5.	Broker’s Fees	37
5.6.	Legal Proceedings	37
5.7.	Buyer Information	37
5.8.	Ownership of PFI Common Stock	37
5.9.	Approvals	37
5.10.	Disclosure	37
5.11.	Capitalization, Regulatory Issues	38
5.12	Employment of Directors and Executive Officers of PFI or Pelican	38

ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS		38
6.1.	Covenants of PFI	38
6.2.	Covenants of Buyer	42

ARTICLE VII. ADDITIONAL AGREEMENTS		42
7.1.	Regulatory Matters	42

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7.2.	Access to Information	43
7.3.	Certain Actions	44
7.4.	Indemnification of PFI Directors and Officers	45
7.5.	Stockholder Meeting	45
7.6.	Legal Conditions to Merger	45
7.7.	Accounting Matters	45
7.8.	Employee Benefit Plans; Existing Agreements	46
7.9.	Additional Agreements	47
7.10.	[Intentionally Omitted]	47

ARTICLE VIII. CONDITIONS PRECEDENT		47
8.1.	Conditions to Each Party’s Obligation To Effect the Merger	47
8.2.	Conditions to Obligations of Buyer	48
8.3.	Conditions to Obligations of PFI	48

ARTICLE IX. TERMINATION AND AMENDMENT		49
9.1.	Termination	49
9.2.	Effect of Termination; Termination Fee	50
9.3.	Amendment	51
9.4.	Extension; Waiver	51
9.5.	Due Diligence Period, Preferred Stock Purchase	52

ARTICLE X. GENERAL PROVISIONS		52
10.1.	Closing	52
10.2.	Nonsurvival of Representations, Warranties and Agreements	52
10.3.	Expenses	53
10.4.	Notices	53
10.5.	Counterparts	54
10.6.	Entire Agreement	54
10.7.	Governing Law	54
10.8.	Severability	54
10.9.	Publicity	54
10.10.	Assignment; No Third Party Beneficiaries	54
10.11.	Jurisdiction	54
10.12.	Waiver of Jury Trial	55
10.13.	Attorneys’ Fees	55

Exhibit A	Form of Acceptance Certificate
Exhibit B	Escrow Agreement
Exhibit C	Designation of Preferred Stock Terms
Exhibit D	MK Contract
Exhibit E	Form of Opinion

iii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), is made and dated as of November 30, 2005, among Stark Bank Group, Ltd., a Iowa Corporation (“Buyer”), SBG II, Ltd. an Iowa corporation and a wholly owned subsidiary of Buyer (“Newco”), and Pelican Financial, Inc., a Delaware corporation (“PFI”).

RECITALS

PFI owns all of the issued and outstanding stock of Pelican National Pelican, a national banking association (“Pelican”).

The Boards of Directors of Buyer, Newco and PFI have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which, subject to the terms and conditions set forth herein, PFI will merge with and into Newco (the “Merger”).

As an inducement and condition to Buyer and Newco entering into this Agreement, certain of the stockholders of PFI have agreed to vote all of their shares of PFI common stock which they are entitled to vote in favor of the transactions contemplated by this Agreement at the meeting of PFI Stockholders at which this Agreement is considered as set forth in the form attached hereto.

The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.  DEFINITIONS AND INTERPRETATION

1.1.                              Definitions.  The following terms shall have the indicated definitions.

Acquisition Proposal.  A proposed tender offer, written agreement, understanding or other proposal of any nature pursuant to which any Person or group, other than Buyer or any Buyer Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving PFI or any PFI Subsidiary; (ii) acquire the right to vote 20% or more of the outstanding voting securities of PFI or any PFI Subsidiary; (iii) acquire 20% or more of the assets or earning power of PFI or of any PFI Subsidiary; or (iv) acquire in excess of 20% of any class of capital stock of PFI or any Subsidiary.

Affiliate.  With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

BHC Act.  The Bank Holding Company Act of 1956, as amended.

Certificate of Merger.  The certificate of merger complying with the DGCL and IGCL reflecting the merger of PFI with and into Newco.

DGCL.  The Delaware General Corporation Law, as amended.

Effective Time.  The effective time of the Merger as specified in the Certificate of Merger.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  The Securities Exchange Act of 1934, as amended.

Exchange Agent.  The current stock transfer agent of PFI, which shall be responsible for the payment of the Merger Consideration in exchange for the surrender of PFI Common Stock in accordance with Section 2.6 hereof.

Expenses.  All reasonable in amount and reasonably incurred out-of-pocket expenses (including all reasonable fees and reasonable expenses of counsel, accountants, investment Bankers, experts and consultants to the applicable Party and its Affiliates) incurred by or on behalf of a Party to this Agreement in connection with this Agreement or the transactions contemplated by this Agreement.

FDIC.  The Federal Deposit Insurance Corporation.

FRB.  The Board of Governors of the Federal Reserve System.

GAAP.  United States generally accepted accounting principles consistently applied during the periods involved.

Governmental Entity.  Any court, administrative agency or commission or other governmental authority or instrumentality.

IGCL.  The Iowa Business Corporation Act, as amended.

Intellectual Property.  (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) Software; and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

IRS.  The Internal Revenue Service.

Knowledge.  Any term of similar import means, (i) with respect to PFI, the actual knowledge of each director and executive officer of PFI or any PFI Subsidiary, and (ii) with respect to Buyer, the actual knowledge of each director and executive officer of Buyer or any Buyer Subsidiary.

Loan Property.  Any property in which PFI holds a security interest, and, where required by the context, such term means the owner or operator of such property.

Material Adverse Effect.  With respect to Buyer or PFI, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (t) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (u) any change in GAAP or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (v) any action or omission of the parties taken pursuant to or in accordance with this Agreement, or with the prior written consent of the other parties hereto, or at the written request of the other party hereto, (w) any events, conditions or trends in business or financial conditions affecting the banking industry, (x) any change or development in financial or securities markets or the economy in general, including changes in interest rates, (y) the announcement or execution of this Agreement, including any impact on relationships with customers or employees, or (z) charges and expenses contemplated in connection with the Merger and not otherwise in violation of this Agreement, including those related to employment contracts and severance payments; legal, accounting and investment banking fees; data processing conversion costs; and accounting changes or charges taken pursuant to this Agreement or (ii) the ability of the parties to consummate the transactions contemplated hereby.

Merger Consideration.  As calculated in accordance with Section 2.7 hereof.

NBA.  The National Banking Act, as amended.

OCC.  The Office of the Comptroller of the Currency.

PFI Common Stock or PFI Stock.  The common stock, par value $0.01 per share, of PFI.

PFI Option Plan.  The PFI Stock Option and Incentive Plan for officers, directors and key employees.

PFI Real Properties.  Any real property owned, leased, occupied or operated by PFI or any PFI Subsidiary.

PFI Stock Certificate.  A certificate, which previous to the Merger represented any shares of PFI Common Stock.

Per Share Merger Consideration.  The Merger Consideration divided by the number of outstanding shares of PFI Common Stock on the Effective Time rounded to the nearest $.01.

Person.  An individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative association or other form of business organization, trust, estate or any other entity.

Regulatory Agencies.  The OCC, the FRB, the FDIC and any other regulatory authority or applicable self-regulatory organization with jurisdiction over the Merger.

Rights.  Subscriptions, options, warrants, calls, commitments or agreements of any character to purchase capital stock.

SEC.  The Securities and Exchange Commission.

SEC Reports.  All reports, proxy statements, registration statements, information statements and other documents filed with the SEC.

Software.  Computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

Subsidiary.  The word “Subsidiary” or “Subsidiaries” when used with respect to PFI or Buyer shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which the holder owns or controls more than 50% of the voting or equity securities.

Surviving Corporation.  The surviving corporation to the Merger, which shall be Newco.

Taxes.  Taxes shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

Tax Return.  Any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

Termination Date.  The Termination Date shall be the later of: (a) April 1, 2006 or (b) 60 days following expiration of the MK Look Back Period.  Provided however, that the Termination Date shall in no event extend beyond May 30, 2006 without the express written consent of the parties hereto.

1.2.                Terms Defined Elsewhere.  The capitalized terms set forth below are defined as set forth in the Agreement.

1.3.                Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date of this Agreement.  No provision of this Agreement shall be construed to require PFI, Buyer or any of their respective Affiliates to take any action that would violate any applicable law (including common law), rule or regulation.

ARTICLE II.  PLAN OF MERGER

2.1.                The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the DGCL and IGCL, at the Effective Time, PFI shall merge with and into Newco.  Newco shall be the Surviving Corporation, and shall continue its corporate existence under the laws of the State of Iowa.  The name of the Surviving Corporation shall continue to be “SBG II Co.”  Upon consummation of the Merger, the separate corporate existence of PFI shall terminate.

2.2.                            Effective Time and Effects of the Merger.

(a)                              Subject to the provisions of this Agreement, on the Closing Date, the Certificate of Merger shall be duly prepared, executed and delivered for filing with the Secretary of State of the State of Delaware and the laws of the State of Iowa. The Merger shall become effective at the Effective Time.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and laws of the State of Iowa.

(b)         At the Effective Time, the separate existence of PFI shall cease, and Newco, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of PFI.

(c)          At the Effective Time, all rights, assets, licenses, permits, franchises and interests of PFI in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and choses in action shall be deemed to be vested in Newco as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

(d)                             At the Effective Time, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of PFI whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of PFI.

2.3.                Conversion of PFI Common Stock.

(a)                              At the Effective Time, each share of PFI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of PFI Common Stock held directly or indirectly by PFI, Buyer or any of Buyer’s Subsidiaries) shall, by virtue of this

Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, the Per Share Merger Consideration.

(b)                             At the Effective Time, all of the shares of PFI Common Stock converted into the Per Share Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of PFI Stock Certificates shall thereafter cease to have any rights with respect to such securities, except the right to receive for each share the Per Share Merger Consideration.

(c)                              At the Effective Time, all shares of PFI Common Stock that are owned directly or indirectly by PFI, Buyer or any of Buyer’s Subsidiaries shall be cancelled and shall cease to exist and cash or other consideration shall be delivered in exchange therefor.

2.4.                              Articles of Incorporation and Bylaws.  At the Effective Time, the Articles of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Articles of the Surviving Corporation.  At the Effective Time, the Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

(a)                              Directors and Officers.  The directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)                             At the Effective Time of the Merger, each issued and outstanding share of capital stock of Newco shall be the sole outstanding shares of the Surviving Corporation.

2.5.                              Payment for Shares.

(a)                                      At the Effective Time, each share of PFI Common Stock issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, become and be converted into the right to receive the Per Share Merger Consideration.  PFI Stock Certificates representing outstanding PFI Common Stock shall, after the Effective Time, represent only the right to receive the Per Share Merger Consideration from Newco.  Buyer or Newco shall make available or cause to be made available to the Exchange Agent amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments of the Merger Consideration to holders of PFI Common Stock issued and outstanding immediately prior to the Effective Time.  Promptly after the Effective Time, Buyer or Newco shall cause to be mailed to each person who was, at the Effective Time, a holder of record of issued and outstanding PFI Common Stock, a letter of transmittal and instructions for use in effecting the surrender of PFI Stock Certificates which, immediately prior to the Effective Time, representing such holder’s ownership of PFI Common Stock.

(b)                                     Each holder of PFI Common Stock, upon surrender to the Exchange Agent in proper form for cancellation of PFI Stock Certificates representing such holder’s ownership of PFI Common Stock, shall be entitled to receive a check from the Exchange Agent representing the appropriate amount of Merger Consideration which such holder has the right to receive in respect of the PFI Common Stock owned by such holder.  The PFI Stock Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Merger Consideration, payable to holders of PFI Common Stock.

(c)                                      After the Effective Time, there shall be no transfers on the stock transfer books of PFI of the shares of PFI Common Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, PFI Stock Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration, as provided in this Article II.

(d)                                     In the event any PFI Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such PFI Stock Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such PFI Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed PFI Stock Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(e)                                      Any portion of the Merger Consideration that remains unclaimed by the stockholders of PFI for twelve months after the Effective Time shall be paid to Newco.  Any stockholders of PFI who have not theretofore complied with this Article II shall thereafter look only to Newco for payment of the Per Share Merger Consideration deliverable in respect of each share of PFI Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.  Notwithstanding the foregoing, none of Buyer, Newco, PFI, the Exchange Agent or any other person shall be liable to any former holder of shares of PFI Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)                                        If after the date hereof and on or prior to the Effective Time, the outstanding shares of PFI shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur, the Merger Consideration per share shall be adjusted accordingly to provide to the holders of PFI stock the same economic effect as contemplated by this Agreement prior to such event.

2.6.                              Stock Options.  At the Effective Time, (a) each option granted by PFI under the PFI Option Plan (whether vested or unvested), which is outstanding and unexercised immediately prior thereto, shall cease to represent a right to acquire shares of PFI Common Stock, and (b) without any action on the part of the holders thereof, any option with an exercise price less than the Per Share Merger Consideration shall become and be converted into the right to receive the difference between the Per Share Merger Consideration and the applicable per share option exercise price less $.20 per share plus an amount pursuant to Section 2.8(d) if applicable, which amount shall be deposited in the Escrow Agreement and distributed in accordance with the terms thereof.  Within ten (10) business days after the Effective Time, Buyer and Newco shall issue a check to each holder of such options representing the amount payable thereunder pursuant to this Section.

2.7.                              Computation of Merger Consideration.  The Merger Consideration shall be equal to $6.00 per share multiplied by the number of outstanding shares of the PFI Common Stock at the Effective Time subject to adjustment as provided below:

(a)                                  (i) In the event that the PFI Final Stockholders Costs are in excess of $3,000,000.00, the Merger Consideration shall be reduced by the amount that the PFI Final Stockholders Costs are in excess of $3,000,000; and (ii) if any loans have been repurchased by Pelican pursuant to the MK Contract prior to the Closing Date and are still owned by Pelican at the Closing Date, at the option of PFI, in lieu of including such loan in the computation of PFI Final Shareholder Costs, the Merger Consideration shall be reduced by the amount paid by Pelican for the repurchase of said loans and the amount paid by Pelican to repurchase said loans shall be deposited in the Escrow Agreement and distributed in accordance with the terms thereof.

(b)           “PFI’s Final Stockholders Costs” shall mean the all of the following out of pocket costs incurred by PFI or its Subsidiaries since June 30, 2005 and costs reasonable anticipated to occur, arising out of or in connection with any of the following:

(i)                                     All legal accounting, consulting fees and expenses incurred by PFI or any Subsidiary in connection with the negotiation, approval, execution or compliance with this Agreement or the Escrow Agreement (including but not limited to costs associated with the preparation and negotiation of this and other agreements entered into in connection with this agreement; the preparation and filing of any regulatory approvals; preparation printing, filing fees and mailing of documents to shareholders seeking approval for the transaction; costs of any consultants related to fairness or other opinions sought by PFI in connection with the transaction), and in the case of the Escrow Agreement, at the option of PFI, the fees of the escrow agent under the Escrow Agreement;

(ii)                                  All broker fees and expenses incurred by PFI or its Subsidiaries in connection with this transaction (including but not limited to any fees payable to Hovde Financial LLC).

(iii)                               Any costs or expenses incurred by the PFI or its Subsidiaries as a result of the (a) change in control, (b) stay bonus, (c) bonus,  (d) incentive compensation or (e) other compensation that accrues as a result of the closing of the transaction contemplated herein including but not limited to any compensation due to Mr. Howard Montgomery or Mr. Howard Nathan pursuant to employment contacts dated August 1, 2004 and September 27, 2004, respectively, provided, however, that any stay bonuses or similar compensation approved in writing or granted by Buyer shall not be included in the calculation of PFI’s Final Stockholder Costs.

(iv)                              The difference between the Per Share Merger Consideration and the exercise price for any options exercised between January 1, 2005 and the Effective Time

(v)                                 The costs or expenses related to the settlement of outstanding stock options to be paid by Newco pursuant to Section 2.6 hereof.

(vi)                              Any cost or expenses related to the termination of any leases listed on Schedule 2.7(b)(vi) and agreed to by Buyer prior to the expiration of the Due Diligence Period.

(vii)                           Any and all costs or expenses and anticipated costs and expenses for insurance related to coverage required to be provided by Buyer pursuant to Section 7.4 hereof.

(viii)                        Any and all loss, discount or reserve incurred by PFI or any PFI Subsidiary as a result of: (a) the sale of the Marine Loan Portfolio, or (b) pursuant to Section 4.46 hereof.

(ix)                                The payment of any compensation to any officer or employee of the marine lending department of Pelican on or after November 28, 2005.

(c)                                  The Merger Consideration shall be reduced by an amount equal to $.20 multiplied by the number of outstanding shares of the PFI Common Stock at the Effective Time plus an amount pursuant to Section 2.8(d) if applicable.  The amount of the reduction provided for in the preceding sentence, together with the amount with held from persons holding unexercised options pursuant to Section 2.6, shall be deposited with a third party escrow agent at the Effective Time, to hold and distribute in accordance with the Escrow Agreement attached hereto as Exhibit B.

2.8.                              Determination of Final Stockholders’ Costs.

(a)                                  PFI Calculation.  As soon as practicable, but in no event later than 15 days prior to closing, PFI shall prepare and deliver to Buyer a calculation of the Final Stockholders’ Costs.

(b)                                 Disputes.  After receipt of the calculation of the Final Stockholders’ Costs, Buyer shall have 7 days (the “Review Period”) to review the calculation of the Final Stockholders’ Costs, together with the work papers used in the preparation thereof.  Buyer may dispute items reflected in the calculation of the Final Stockholders’ Costs.  Unless Buyer delivers written notice to PFI on or prior to the end of the Review Period specifying in reasonable detail the amount, nature and basis of each disputed item, Buyer shall be deemed to have accepted and agreed to the calculation of the Final Stockholders’ Costs.  If Buyer so notifies PFI of its objection to the calculation of the Final Stockholders’ Costs, Buyer and PFI must, within 5 days (or such longer period as the Parties may agree) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts is final, binding and conclusive on the Parties.

(c)                                  Arbitrators.  If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute as to the Final Stockholders’ Costs, then all amounts remaining in dispute shall be submitted to McGladrey and Pullen or such other accounting firm mutually selected by the Parties (the “Arbitrators”) within ten days after the expiration of the Resolution Period.  Each Party shall execute, if requested by the Arbitrators, a reasonable engagement letter.  All fees and expenses relating to the work, if any, to be performed by the Arbitrators shall be pro rata as between PFI (via purchase price adjustment) on the one hand and Buyer on the other in proportion to the allocation of the dollar amount of the amounts remaining in dispute between PFI and Buyer made by the Arbitrators such that the prevailing Party shall pay the lesser proportion of such fees and expenses.  The Arbitrators shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by PFI and Buyer, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in accordance with this Agreement.  The Arbitrators’ determination must be made within 15 days of their selection, must be set forth in a written statement delivered to PFI and Buyer and shall be final, binding and conclusive on the Parties.

(d)                                 Deposit in Escrow.  Notwithstanding the forgoing paragraphs (b) and (c), at the option of PFI, the amount of any disputed item may be withheld from (i) the Merger Consideration and (ii) the amount payable with respect to options pursuant to section 2.6, and shall be deposited into the escrow fund established by the Escrow Agreement and shall be released in accordance with the provisions thereof.

ARTICLE III.  DISCLOSURE SCHEDULES; STANDARDS FOR

REPRESENTATIONS AND WARRANTIES

3.1.                              Disclosure Schedules.  In connection with the execution and delivery of this Agreement, PFI has delivered to Buyer and Newco disclosure schedules (the “PFI Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of PFI’s representations or warranties contained in Article IV, or to one or more of PFI’s covenants contained in Article VI (it being understood and agreed that if an item is properly set forth in a section of the PFI Disclosure Schedule, it shall be deemed to be set forth in any other relevant section of the PFI Disclosure Schedule), provided, however, that notwithstanding anything in this Agreement to the contrary the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to PFI.

3.2.                              Subsidiaries.  Where the context permits, “Buyer” shall refer to Buyer and each of its Subsidiaries and “PFI “shall refer to PFI and each of its Subsidiaries.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PFI

Subject to Article III, PFI hereby represents and warrants to Buyer and Newco as follows:

4.1.                              Corporate Organization.

(a)                              PFI is a Bank Holding Company (as defined in the BHC Act) duly organized, validly existing and in good standing under the laws of the State of Delaware and a member of the FRB.  PFI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, holds properties and assets only of the types permitted by the laws of the State of Delaware, the United States, the rules and regulations promulgated by the Regulatory Agencies for insured depository institutions, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  The Certificate of Incorporation and Bylaws of PFI, copies of which have previously been made available to Buyer, are true and correct copies of such documents as in effect as of the date hereof.

(b)                             Pelican is duly organized, validly existing and in good standing under the laws of the United States. The Articles of Association and Bylaws of Pelican, copies of which have previously been made available to Buyer, are true and correct copies of such documents as in effect as of the date hereof.  Pelican has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  PFI owns all of the issued and outstanding stock of Pelican. The deposit accounts of Pelican are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.

(c)                              PFI has no, and since December 31, 2004, PFI has not had any, Subsidiaries other than Pelican.  PFI’s Subsidiaries that existed after January 1, 2000 and prior to December 31, 2004 are listed in the PFI Disclosure Schedules.  PFI neither owns nor controls, directly or indirectly 5% or more of the outstanding equity securities, either directly or indirectly, of any Person, except Pelican.

(d)                             The minute books of PFI contain true and correct records, in all material respects, of all meetings and other corporate actions held or taken since January 1, 2000 of its stockholders and Board of Directors (including committees of the Board of Directors).  PFI has provided to Buyer true, correct and complete copies of the charter documents of PFI and each PFI subsidiary.

4.2.                              Capitalization.

(a)                                  The authorized capital stock of PFI consists of 10,000,000 shares of common stock, par value $0.01 per share, and 200,000 shares of preferred stock, par value $0.10 per share.  As of the date hereof, (a) there are 4,494,365 shares of PFI Common Stock issued and outstanding (b) no shares of preferred stock of PFI outstanding on the date hereof and no shares of preferred stock will be outstanding at Effective Time other than those shares of the Series A

Convertible Preferred Stock contemplated to be issued pursuant to the provision of Section 9.5 hereof, and (c) no shares of PFI Common Stock held by PFI as treasury stock.  Except as set forth on Section 4.2 of the PFI Disclosure Schedule, as of the date hereof, there were no shares of PFI Common Stock reserved for issuance for any reason or purpose.  All of the issued and outstanding shares of PFI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as set forth on the PFI Disclosure Schedule, PFI does not have and is not bound by any outstanding Rights calling for the purchase or issuance of any shares of PFI Common Stock or any other equity security of PFI or any securities representing the right to purchase or otherwise receive any shares of PFI Common Stock or any other equity security of PFI and PFI is not obligated to issue any additional shares of its common stock or any additional options, warrants or other Rights in or with respect to the unissued shares of such stock or any other securities convertible into or exchangeable for such stock.

(b)                                 The authorized capital stock of Pelican consists of 1,000,000 shares of common stock, par value $5.00 per share, and 100,000 Shares of preferred stock, par value $1.00 per share.  As of the date hereof, (a) there are 200,000 shares of Pelican Common Stock issued and outstanding (b) no shares of preferred stock of Pelican outstanding, and (c) no shares of Pelican Common Stock held by Pelican as treasury stock.  Except as set forth on Section 4.2 of the PFI Disclosure Schedule, as of the date hereof, there were no shares of Pelican Common Stock reserved for issuance for any reason or purpose.  All of the issued and outstanding shares of Pelican Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as set forth on the PFI Disclosure Schedule, Pelican does not have and is not bound by any outstanding Rights calling for the purchase or issuance of any shares of Pelican Common Stock or any other equity security of Pelican or any securities representing the right to purchase or otherwise receive any shares of Pelican Common Stock or any other equity security of Pelican and Pelican is not obligated to issue any additional shares of its common stock or any additional options, warrants or other Rights in or with respect to the unissued shares of such stock or any other securities convertible into or exchangeable for such stock.

(c)                                  Neither PFI nor any PFI Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character providing for the purchase, sale, or issuance of any shares of capital stock or any other equity security of any PFI Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such PFI Subsidiary, other than the PFI Stock Options.

(d)                                 No bonds, debentures, notes or other indebtedness having the right generally to vote on any matters on which stockholders of PFI may vote are issued and outstanding.

4.3.                              Authority.  PFI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PFI.  The Board of Directors of PFI has directed that this Agreement and the transactions contemplated hereby be submitted to PFI’s stockholders for approval at a meeting of such stockholders and, except for the adoption of this

Agreement by the requisite vote of PFI’s stockholders, no other corporate proceedings on the part of PFI are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by PFI (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of PFI, enforceable against PFI in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

4.4.                              Consents and Approvals.  Except for (a) the filing with the SEC of the a proxy statement, relating to the meeting of PFI’s stockholders to be held in connection with the transactions contemplated herein (the “Proxy Statement”) and the completion of the SEC’s review process, (b) the approval of this Agreement by the requisite vote of the stockholders of PFI, (c) the filing of applications and notices, as applicable, with the FRB under the Bank Merger Act, and approval of such applications and notices, (d) the filing of such other applications, filings, authorizations, orders and approvals as may be required under applicable Federal and state law (the items referenced in clauses (c) and (d) are collectively referred to as “Banking Approvals”) and (e) any other consents or approvals listed in Section 4.4 of the PFI Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by PFI in connection with the execution and delivery by PFI of this Agreement or the consummation by PFI of the Merger and the other transactions contemplated hereby.

4.5.                              No Violations.  Except as may be set forth in Section 4.5 of the PFI Disclosure Schedule, neither the execution and delivery of this Agreement by PFI, nor the consummation by PFI of the transactions contemplated hereby, nor compliance by PFI with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation, Articles of Association or Bylaws of PFI or Pelican, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFI or Pelican or any of their properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of PFI or Pelican under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PFI or Pelican is a party, or by which it or its properties or assets may be bound or affected.

4.6.                              Licenses, Franchises and Permits.  PFI and each PFI Subsidiary holds all licenses, licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, except where the failure to hold such licenses, franchises, permits and authorizations would not reasonably be expected to have a Material Adverse Effect.  All of such licenses, franchises, permits and authorizations are in full force and effect and are transferable to a successor to PFI or any PFI Subsidiary in connection with or subsequent to the Closing of the transactions contemplated herein without any Consent, other than the Banking Approvals, subject to the legal right and authority of such successor to engage in the activities licensed, franchised, permitted or authorized thereby and except where the failure of such licenses, franchises, permits and authorizations to be in full force and effect and transferable to a successor to PFI or a PFI Subsidiary would not reasonably be expected to have a Material Adverse Effect.  Neither PFI nor any PFI Subsidiary has received notice of any Proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such Proceeding is pending or, to PFI’s Knowledge, has been threatened by any Governmental Authority.

4.7.                              Regulatory Reports.  Except as provided in the PFI Disclosure Schedules, PFI and each PFI Subsidiary has timely filed by the date due or any extension thereof all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2002 with the Regulatory Agencies and has paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of PFI and each PFI Subsidiary, no Regulatory Agency has initiated any proceeding or, to the Knowledge of PFI, investigation into the business or operations of PFI or any PFI Subsidiary since January 1, 2002.  To PFI’s Knowledge, there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of PFI or any PFI Subsidiary.

4.8.                              Financial Statements.  Set forth in:

(a)                                  PFI’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC are the consolidated balance sheets of PFI as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the fiscal years 2002 through 2004, inclusive, accompanied by the audit reports of Crowe Chizek and Company, LLC, independent public accountants with respect to PFI, and (b) PFI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 as filed with the SEC are the unaudited balance sheets and the related statements of earnings and stockholders’ equity of PFI at and for the quarters ended June 30, 2005 and June 30, 2004  (collectively, the “PFI Financial Statements”).  Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, the PFI Financial Statements fairly present in all material respects the financial position of PFI as of the dates indicated therein.  Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, each of the PFI Financial Statements (including the related notes, where applicable) complies with applicable accounting requirements in all material respects; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except as indicated in the notes thereto.  The books and records of PFI have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements.

(b)                                 The consolidated reports of condition and income of Pelican as of December 31, 2002, 2003 and 2004, and as of March 31, 2005, as filed with the OCC (the “Pelican Financial Statements”).  Subject, to audit adjustments reasonable in nature and amount, the Pelican Financial Statements fairly present in all material respects the financial position of Pelican as of the dates indicated therein.  Subject to audit adjustments reasonable in nature and amount, each of the Pelican Financial Statements (including the related notes, where applicable) complies with applicable reporting requirements in effect on the date prepared.  The books and records of Pelican have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements.

4.9.                              Deposits.  Except as provided in the PFI Disclosure Schedules, as of September 30, 2005, none of Pelican’s deposits (consisting of certificates of deposit, savings accounts, NOW accounts, money market accounts and checking accounts), is a brokered deposit.

4.10.                        Broker’s Fees.  Neither PFI nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except for Hovde Financial, Inc.

4.11.                        Properties.

(a)                              Personal Property.  PFI and each PFI Subsidiary has good title to all its material properties and assets, other than real property, owned or stated to be owned by PFI or PFI Subsidiary, free and clear of all Encumbrances except:  (a) as set forth in the Financial Statements of PFI; (b) for Encumbrances for current taxes not yet due or taxes being contested in good faith by appropriate proceedings (any such contests existing as of the date hereof being reflected in the PFI Disclosure Schedule); (c) for Encumbrances incurred or properties or assets sold in the ordinary course of business; or (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of PFI or PFI Subsidiary. All leases of personal property material to PFI or any PFI Subsidiary under which PFI or any PFI Subsidiary is a lessee are valid and binding in accordance with their respective terms (other than due to the ordinary expiration of the term thereof), there is not under such lease any material existing default by PFI or such PFI Subsidiary or any event which with notice or lapse of time or both would constitute such a default, except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(b)                             Real Estate. Schedule 4.11 of the PFI Disclosure Schedule contains a true and complete list of all real property leased or owned by PFI or PFI Subsidiary.  Except as provided in the PFI Disclosure Schedule, PFI and each PFI Subsidiary has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in all material real property, including leaseholds and other interests in such real property (other than easements or security interests) owned or, if recordable by the PFI or any PFI Subsidiary under applicable law, leased by PFI or any the PFI Subsidiary. Either PFI or PFI Subsidiary has good and marketable title to such real property, and valid leasehold interests in such leaseholds, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease identified in the Disclosure Schedule; (b) for current taxes not yet due and payable or taxes being contested in good faith by appropriate proceedings (any such contests existing as of the date hereof being reflected in the PFI Disclosure Schedule); or (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use, occupancy or operation of such property. All leases of real property material to PFI or any PFI Subsidiaries under which PFI or any PFI Subsidiary is a lessee are valid and binding in accordance with their respective terms (other than due to the ordinary expiration of the term thereof), there is not under such lease any material existing default by PFI or such PFI Subsidiary or any event which with notice or lapse of time or both would constitute such a default, and PFI or such PFI Subsidiary quietly enjoys the premises provided for in such lease, except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

4.12.                        Undisclosed Liabilities.  Except for liabilities or obligations which do not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither PFI nor any PFI Subsidiaries to their Knowledge, has any liabilities or obligations, either accrued or contingent, that have not been:  (a) fully reflected or reserved against in the PFI Financial Statements; (b) incurred subsequent to June 30, 2005 in the ordinary course of business consistent with past practices; or (c) disclosed in the PFI Disclosure Schedule.

4.13.                        Intellectual Property.  Section 4.13 of the PFI Disclosure Schedule contains a true and complete list of all material PFI Intellectual Property.  Either PFI or one of the PFI Subsidiaries own or have a valid license to use all PFI Intellectual Property, free and clear of all liens, encumbrances, royalty or other payment obligations (except for royalties or payments with respect to Software licensed in the ordinary course of business).  To the Knowledge of PFI and the PFI Subsidiaries, the PFI Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of PFI and the PFI Subsidiaries as currently conducted, except where the failure to have such property individually or in aggregate would not reasonably be expected to have a Material Adverse Effect.  Other than in respect of Intellectual Property licensed in the ordinary course of business, neither PFI nor any PFI Subsidiary has any obligation to compensate any Person for the use of any of the PFI Intellectual Property and neither PFI nor any PFI Subsidiary has granted to any Person any license, option or other rights to use in any manner any of the PFI Intellectual Property, whether requiring the payment of royalties or not. To PFI’s Knowledge, the PFI Intellectual Property is valid and has not been cancelled, forfeited, expired or abandoned, and neither PFI nor any PFI Subsidiary has received any notice challenging the validity or enforceability of PFI Intellectual Property, other than as would not reasonably be expected, individually or in aggregate to have a Material Adverse Effect.  To PFI’s Knowledge, the conduct of the business of PFI and the PFI Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third Person.  The consummation of the transactions contemplated by this Agreement will not result in the loss or material impairment of the right of PFI or any PFI Subsidiary to own or use any of the PFI Intellectual Property, and the Surviving Company and its Subsidiaries will have substantially the same rights to own or use the PFI Intellectual Property following the consummation of such transactions as PFI and the PFI Subsidiaries had prior to the consummation of such transactions, except such rights as would not reasonably be expected to have a Material Adverse Effect.

4.14.                        Condition of Fixed Assets and Equipment.  Section 4.14 of the PFI Disclosure Schedule contains a list of all material fixed assets and equipment used in the conduct of the business of PFI and the PFI Subsidiaries as of the Balance Sheet Date.  Each such item of fixed assets and equipment having a net book value in excess of $25,000 is, to PFI’s Knowledge, in good operating condition and repair, normal wear and tear excepted.

4.15.                        Absence of Certain Changes or Events.

(a)                              Except as disclosed in any SEC Reports or in Section 4.15(a) of the PFI Disclosure Schedule, since December 31, 2004,

(i)                                 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on PFI including but not limited to any of the following:

(1)                              any change in any of the assets, liabilities, results of operations, permits, methods of accounting or accounting practices, business, or manner of conducting business, of PFI or any PFI Subsidiary or any other event or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(2)                              any damage, destruction or other casualty loss (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect;

(3)                              any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had, or would reasonably be expected to have, a Material Adverse Effect;

(4)                              any disposition by PFI or any the PFI Subsidiaries of an asset the lack of which has had, or would reasonably be expected to have, a Material Adverse Effect; or

(5)                              any direct or indirect redemption, purchase or other acquisition by PFI or the PFI Subsidiaries of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of PFI Stock whether consisting of money, other personal property, real property or other things of value.

and

(ii)                                  PFI and the PFI Subsidiaries have carried on their business in the ordinary course of business consistent with past practices.

(b)                                 Except as may be set forth in to the SEC Reports filed for periods on or after January 1, 2004 or as may be set forth in Section 4.15(b) of the PFI Disclosure Schedule, since December 31, 2004 and solely with respect to executive officers (as defined in SEC rule 403 of Regulation C promulgated under the Securities Act of 1933) and directors, PFI and each PFI Subsidiary has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any such person from the amount thereof in effect as of December 31, 2004, (ii) granted any severance or termination pay to such person or entered into any contract to make or grant any severance or termination pay to such person, (iii) paid any bonus to such person or (iv) entered into any employment or compensation-related agreement with such person.

4.16.                        Proceedings.  Except as may be set forth in the exhibits of the SEC Reports filed for periods on or after January 1, 2004 or Section 4.16 of the PFI Disclosure Schedule, (a) PFI and each PFI Subsidiary is not a party to any pending, and to PFI’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against PFI or challenging the validity or propriety of the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against PFI or any PFI Subsidiary; (b) to PFI’s Knowledge, there is no injunction, order, judgment or decree imposed upon PFI or its assets; and (c) there is no injunction, order, judgment or decree imposed upon PFI or any PFI Subsidiary with respect to the transactions contemplated by this Agreement.

4.17.                        Taxes. Except as set forth in Section 4.17 of the PFI Disclosure Schedule:

(a)                                  (i) All Tax Returns which could be of material financial significance to PFI and each PFI Subsidiary required to be filed by or on behalf of PFI or the PFI Subsidiaries or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such filed Tax Returns were true, complete and correct in all material respects; (ii) all Taxes due and payable by or on behalf of PFI or the PFI Subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied on PFI’s balance sheet, and adequate reserves or accruals for Taxes have been provided in PFI’s balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of PFI, the PFI Subsidiaries or any of their Subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

(b)                             To the Knowledge of PFI and the PFI Subsidiaries, PFI and the PFI Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld from any salaries, wages or other compensation paid to any employee or independent contractor, and have paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c)                              PFI has furnished to Buyer true and correct copies of (i) all income or franchise Tax Returns of PFI and the PFI Subsidiaries relating to all taxable periods beginning after December 31, 1999, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to PFI or the PFI Subsidiaries with respect to their respective income, assets or operations.

(d)                             No claim has been made by a taxing authority in a jurisdiction where PFI or the PFI Subsidiaries do not file an income or franchise Tax Return such that PFI or the PFI Subsidiaries are or may be subject to income or franchise taxation by that jurisdiction.

(e)                              (i) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including PFI or the PFI Subsidiaries have been fully paid, and, to the best of PFI’s knowledge, there are no other audits or investigations by any taxing authority in progress, nor have PFI or the PFI Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no issue has been raised by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency against PFI or the PFI Subsidiaries for any subsequent taxable period.

(f)                                Neither PFI or the PFI Subsidiaries nor any other Person on behalf of PFI or the PFI Subsidiaries has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by PFI or the PFI Subsidiaries, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by PFI or the PFI Subsidiaries or has any knowledge that the IRS has proposed in writing any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of PFI or the PFI Subsidiaries, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to PFI or the PFI Subsidiaries.

(g)                             No property owned by PFI or the PFI Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(h)                             Neither PFI (except with the PFI Subsidiaries) nor any of the PFI Subsidiaries (except with PFI and the PFI Subsidiaries) is a party to any tax allocation, indemnification or sharing agreement (or similar agreement or arrangement), whether written or not written, pursuant to which it will have any obligation to make any payments after the Closing.

(i)                                 Neither PFI nor any of the PFI Subsidiaries has been a member of an Affiliated Group (other than a group whose common parent was PFI).

(j)                                 Neither PFI nor any of the PFI Subsidiaries has any liability for the Taxes of any person (other than PFI and any of the PFI Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(k)                              Neither PFI nor any of the PFI Subsidiaries has any request for a ruling or determination letter in respect of Taxes pending between PFI or any PFI Subsidiary and any taxing authority.

(l)                                 There are no material liens as a result of any due and unpaid Taxes upon any of the assets of PFI or the PFI Subsidiaries.

(m)                           PFI and PFI Subsidiaries have disclosed on all relevant Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial underpayment penalty within the meaning of Section 6662 of the Code (or comparable provisions of applicable state income tax Laws). Neither PFI nor any PFI Subsidiary has participated in any “reportable transaction” or “listed transaction,” as those terms are defined in Section 6707A(c) of the Code (or comparable provisions of applicable state income tax laws).

4.18.                        Employees.

(a)                                  Other than as disclosed in Section 4.18 of the PFI Disclosure Schedule, there are no controversies pending or, to the best of PFI’s knowledge, threatened between either PFI or the PFI Subsidiaries and any of their respective officers, directors or employees.  Neither PFI nor any of the PFI Subsidiaries is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong.

(b)                                 PFI has previously made available to Buyer copies of each “employee benefit plan,” as defined in Section 3(3) of ERISA, of which PFI or any of the PFI Subsidiaries is a sponsor or participating employer or as to which PFI or any of the PFI Subsidiaries makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of PFI or any of the PFI Subsidiaries, together with all amendments thereto, all currently effective and related summary plan descriptions, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto, and Form 11-K, if applicable) and a summary of material modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the “Employee Plans,” and are listed in Section 4.18 of the PFI Disclosure Schedule. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. To the Knowledge of PFI, each Employee Plan that is intended to be qualified in form and operation under Section 401(a) of the Code has received a favorable determination letter from the IRS and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code. To the Knowledge of PFI, no event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. To the Knowledge of PFI, all amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable Laws have been made, except to the extent that such amendments may be retroactively adopted under Section 401(b) of the Code and the regulations issued thereunder. Except as disclosed in the PFI Disclosure Schedule, all Employee Plans were in effect prior to January 1, 2005, and there has been no material amendment thereof (other than amendments required to comply with applicable Law).

(c)                                  PFI has previously made available to Buyer copies or descriptions of each employment agreement, plan or arrangement maintained or otherwise contributed to by PFI or any PFI Subsidiaries which is not an Employee Plan and which (exclusive of base salary and base wages and any benefit required solely under the Law of any state) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation or post-termination benefits or insurance, profit sharing, benefit, retirement, severance, change-in-control, group health or insurance, disability, workers’ compensation, vacation benefits, welfare or similar benefits to or for the benefit of any employee or class of employees, or former employees or class of former employees, or directors or former directors, whether active or retired, of PFI or any of the PFI Subsidiaries. Such plans and arrangements are hereinafter collectively referred to as “Benefit Arrangements” and are listed in Section 4.18 of the PFI Disclosure Schedule. Except as disclosed in the PFI Disclosure Schedule, all Benefit Arrangements which are in effect were commenced or in effect prior to January 1, 2003. Except as disclosed in the PFI Disclosure Schedule, there has been no amendment thereof since January 1, 2005.

(d)                                     With respect to all Employee Plans and Benefit Arrangements, PFI and the PFI Subsidiaries are in compliance (other than noncompliance the cost or liability for which would not have, or would not reasonably be expected to have, a Material Adverse Effect) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. To the Knowledge of PFI, all government reports and filings required by Law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan and Benefit Arrangement, including, if applicable, Form S-8 registration statements, Forms 11-K and prospectus disclosures with respect to PFI Stock offered under any Employee Plan and Benefit Arrangement (other than noncompliance the cost or liability for which would not have, or would not reasonably be expected to have, a Material Adverse Effect). PFI and the PFI Subsidiaries have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects.  Except as disclosed in Section 4.18 of the Disclosure Schedule, there is no pending or, to the best of PFI’s or PFI Subsidiaries’ knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement, other than routine claims for benefits (other than claims which would not have, or would not reasonably be expected to have, a Material Adverse Effect). No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA.  No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by PFI or any of the PFI Subsidiaries which is covered by Title I of ERISA, which could subject any person (other than a person for whom PFI or any PFI Subsidiary is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code (other than any such transaction the cost or liability of which would not have, or would not reasonably be expected to have, a Material Adverse Effect). No Employee Plan subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any material “accumulated funding deficiency,” as defined in Section 412 of the Code, whether or not waived, nor has PFI or any PFI Subsidiary failed to make any material contribution or pay any material amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement.  To the Knowledge of PFI, no “reportable event” as defined in ERISA has occurred with respect to any of the Employee Plans. Neither PFI nor any of the PFI Subsidiaries has incurred nor expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of the Surviving Corporation or of any of its Affiliates (including the PFI Subsidiaries) at or after the Effective Time of the Merger (other than plans maintained prior to the Effective Time of the Merger by PFI and any of the PFI Subsidiaries).

(e)                                      Neither PFI nor any of the PFI Subsidiaries has provided or is required to provide security to any Employee Plan pursuant to Section 401(a)(29) of the Code.  Except as disclosed in the PFI Disclosure Schedule, each of the Employee Plans that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS and neither PFI nor any PFI Subsidiary knows of any fact that would adversely affect the qualified status of any such Employee Plan and which would not be correctible under the Employee Plans Correction Resolution System (Rev. Proc. 2003-44) without material cost to PFI or any of the PFI Subsidiaries.  Except as disclosed in the PFI Disclosure Schedule, as of the date hereof, the Financial Statements of PFI properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans.  Except as disclosed in the PFI Disclosure Schedule, the fair market value of the assets of each Employee Plan and Benefit Arrangement that is funded, or required to be funded under the terms of the Employee Plan or Benefit Arrangement, ERISA, the Code or any other applicable Law, equals or exceeds the present value of benefit obligations, of such Employee Plan or Benefit Arrangement.  Except as disclosed in the PFI Disclosure Schedules, PFI and the PFI Subsidiaries have no obligation to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state statute.

(f)                                        Except for the PFI Contracts or as set forth in the PFI Disclosure Schedule, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by PFI within a period of 30 days following the Effective Time of the Merger, without liability to PFI or any PFI Subsidiaries. There does not now exist, nor to the Knowledge of PFI do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the PFI or any of its subsidiaries following the Effective Time.  “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(g)                                     All group health plans of PFI and PFI Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and with the group health plan portability, access and renewability requirements of Sections 9801 through 9833 of the Code, and corresponding provisions of ERISA, in all material respects.

(h)                                     To the Knowledge of PFI, to the extent that PFI or any PFI Subsidiaries have used the services of workers who: (i) have been provided by a third party contract labor supplier, (ii) are independent contractors, (iii) are temporary or (iv) are leased employees, as that term is defined in Section 414(n) of the Code (hereinafter referred to as the “Workers”), for more than six months or who may otherwise be eligible to participate in any of the Employee Plans such Workers have been granted the right to participate in any of the Employee Plans to the extent required by law and such participation or non-participation in such Employee Plans would not result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

(i)                                         With respect to each Employee Plan that is funded wholly or partially through an insurance policy, there will be no material liability of PFI or the PFI Subsidiaries, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

(j)                                         Except as set forth in the PFI Disclosure Schedule, no PFI Employee Plan or Benefit Arrangement provides a gross-up for any Taxes which may be imposed under Section 4999 of the Code relating to parachute payments or for failure to comply with the requirements of Section 409A of the Code.

(k)                                      Except as set forth in the PFI Disclosure Schedules, there will be no “excess parachute payments” (within the meaning of Section 280G of the Code) that will be payable in connection with the Merger.

4.19.                        Certain Contracts.  Except as set forth in the PFI Disclosure Schedules or as disclosed in the PFI SEC Documents (each item listed or required to be listed in such PFI Disclosure Schedule or the PFI SEC Documents being referred to herein as a “PFI Contract or PFI Contracts”), neither PFI nor the PFI Subsidiaries is a party or otherwise subject to:

(a)                                  any employment (excluding oral agreements for “at will” employment which agreements do not contain any terms related to any deferred compensation, bonus (other than bonuses generally available to similarly situated employees), severance, change in control agreements or retirement benefits), change in control agreements, deferred compensation, bonus or consulting contract;

(b)                                 any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by PFI or the PFI Subsidiaries of $25,000 or more per annum;

(c)                              any contract or agreement that restricts PFI or the PFI Subsidiaries (or would restrict any Affiliate of PFI or the PFI Subsidiaries after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

(d)                                 any lease of real or personal property providing for annual lease payments by or to PFI or the PFI Subsidiaries in excess of $25,000 per annum other than (A) financing leases entered into in the ordinary course of business in which PFI or the PFI Subsidiaries is lessor and which is disclosed in the PFI Financial Statements and (B) leases of real property presently used by the PFI Subsidiaries as offices or other facilities previously disclosed in the PFI Disclosure Schedules;

(e)                                  any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of PFI or the PFI Subsidiaries (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its banking business or as security for deposits of Governmental Entities in the ordinary course of its banking business) in personal property having a value of $25,000 or more;

(f)                                any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of PFI or the PFI Subsidiaries (including without limitation any agreement, plan or arrangement providing for the payment of any compensation or benefits following a change-of-control with respect to PFI, whether or not subject to further triggering events);

(g)                             any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

(h)                             other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which PFI or the PFI Subsidiaries has an ownership interest which is of material significance to the operations of the PFI or the PFI Subsidiaries or for the grant of any preferential right to purchase any such property or asset;

(i)                                 any agreement for the borrowing of any money (other than (i) liabilities or interbank borrowings made in the ordinary course of its banking business and reflected or to be reflected in the financial records of PFI or the PFI Subsidiaries, (ii) short-term borrowings (including refinancings thereof) made at then prevailing market rates and terms consistent with prior practice;

(j)                                 any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business and customary director, officer and employee indemnification provisions;

(k)                              any material agreement which would be terminable other than by PFI or the PFI Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement;

(l)                                 any contract of participation with any other bank in any loan in excess of $100,000 or any sales of assets of PFI or the PFI Subsidiaries with recourse of any kind to PFI or the PFI Subsidiaries except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

(m)                           any agreement providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

(n)                             any contract relating to the provision of data processing services to PFI or the PFI Subsidiaries which provides for payments which in the aggregate (including any cancellation or termination payments or the effect of any required minimum notice periods prior to cancellation or termination) exceed $25,000;

(o)                             any contract or commitment to purchase or sell bulk packages of mortgage servicing rights; or

(p)                             any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $25,000 per annum or more to or by PFI or the PFI Subsidiaries other than payments made under or pursuant to loan agreements, letters of credit and participation agreements entered into in the ordinary course of business.

(q)                             any contacts or agreements with any existing or former subsidiary of the Company.

Complete copies of all Scheduled Contracts, including all amendments and supplements thereto, entered into on or before the date hereof have been delivered or made available to Buyer.

Except as set forth in Section 4.18 of the PFI Disclosure Schedule, to the Knowledge of PFI:  (i) each PFI Contract is valid and binding and in full force and effect, (ii) PFI has performed all obligations required to be performed by it to date under each PFI Contract, and is not in default under or in breach of any material term or provision of any PFI Contract to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of PFI under any PFI Contract, and (iv) to the Knowledge of PFI no other party to any PFI Contract is in default in any respect thereunder.

4.20.                        Agreements with Regulatory Agencies.  Except as may be set forth in Section 4.20 of the PFI Disclosure Schedule, PFI is not subject to any cease and desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.20 of the PFI Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has PFI been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.21.                        Environmental Matters.  To PFI’s knowledge, (i) each of PFI and the PFI Subsidiaries is in material compliance with all Environmental Regulations; (ii) there are no Tanks on or about PFI Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from PFI Property; and (iv) without limiting Section 4.21 hereof or the foregoing representations and warranties contained in clauses (i) through (iii), there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against PFI or the PFI Subsidiaries and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting PFI Property relating to the foregoing representations (i)(iii), in each case the noncompliance with which, or the presence of which, would have or would reasonably be expected to have a Material Adverse Effect. To PFI’s Knowledge, PFI has listed in the PFI Disclosure Schedule all environmental assessments or reports with respect to each piece of PFI Property.  For purposes of this Agreement, the term “Environmental Regulations” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Company Property” shall mean real estate currently owned, leased, or otherwise used by PFI or the PFI Subsidiaries. “Tank” shall mean treatment or storage tanks, gas or oil wells and associated piping transportation devices.  “Hazardous Materials” shall mean any substance: (1) the presence of which requires investigation or remediation under any Law; (2) which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local Laws; (3) comparable Laws of other jurisdictions; or (4) the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (5) polychlorinated biphenyls (PCBs), asbestos, lead-containing paints or urea formaldehyde foam insulation.

4.22.                        [Intentionally Omitted]

4.23.                        Opinion.  Prior to the execution of this Agreement, PFI has received an opinion from Hovde Financial, LLC to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of PFI is fair to such stockholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date hereof.

4.24.                        Insurance.  Section 4.24 of the PFI Disclosure Schedule includes a complete list of all insurance policies (other than title insurance policies or insurance policies of which any PFI Subsidiary is a beneficiary incident to the making of individual loans) held by PFI or any PFI Subsidiary.  To the Knowledge of PFI, there are no outstanding unresolved claims for losses under any such insurance policies.  To the Knowledge of PFI: PFI and the PFI Subsidiaries have paid all amounts due and payable under any insurance policies and guaranties applicable to them and their assets and operations; all such insurance policies and guaranties are in full force and effect; and PFI, the PFI Subsidiaries and all of the PFI Real Estate and other material properties of PFI and the PFI Subsidiaries are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and are consistent with past practices and experience.

4.25.                        Intentionally Omitted.

4.26.                        Loan and Investment Portfolio.

(a)                              To the Knowledge of PFI, except as may be set forth in Section 4.26 of the PFI Disclosure Schedule, PFI is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees or interest-bearing assets) (collectively, “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000, under the terms of which the obligor was, as of June 30, 2005, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater stockholder of PFI, or to the Knowledge of PFI, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.  Section 4.26 of the PFI Disclosure Schedule sets forth (i) all of the Loans of PFI that as of June 30, 2005, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) each asset of PFI that as of June 30, 2005, was classified as “Other Real Estate Owned” and the book value thereof.

(b)                             Each Loan in original principal amount in excess of $25,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                              (i) The PFI Disclosure Schedule sets forth all evidences of indebtedness reflected as assets on the books and records of PFI and the PFI Subsidiaries (“Loans”) by PFI and the PFI Subsidiaries to executive officers (as such term is defined in Part 215 of Title 12 of the Code of Federal Regulations) of PFI or any of the PFI Subsidiaries; (ii) there are no Loans to any employee, officer, director of other Affiliate of PFI or any of the PFI Subsidiaries on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) except as listed on the PFI Disclosure Schedule, all such Loans are and were made in compliance in all material respects with all applicable Laws, are evidenced in all material respects by appropriate and sufficient documentation and, to PFI’s knowledge, each constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium, or other similar laws affecting the rights of creditors generally and by general equitable principles.

(d)          Each outstanding Loan and each commitment to extend credit has been solicited and originated and is administered and serviced in all material respects in accordance with the relevant loan documents, PFI’s underwriting standards in effect at the time the loan was made and with all applicable requirements of Laws.

(e)          Except as set forth on the PFI Disclosure Schedule, none of the agreements pursuant to which PFI or any of the PFI Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase or substitute such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)           To the Knowledge of PFI, each of PFI and the PFI Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to its or their lending activities, including, without limitation, the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Office of Foreign Asset Control rules and regulations and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(g)          All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity” and “available for sale” held by PFI, Pelican and the PFI Subsidiaries (other than Pelican), as reflected in the PFI Financial Statements, were classified and accounted for in accordance with Statement of Financial Accounting Standards No. 115 and the intentions of management.

4.27.        State Takeover Laws and Charter Provisions.  PFI has taken all necessary action to exempt the transactions contemplated by this Agreement from any restrictive provision of (i) any applicable moratorium, control share, fair price, business combination, or other anti-takeover laws and regulations, or (ii) the Certificate of Incorporation or Bylaws of PFI.

4.28.        Sole Agreement.  With the exception of this Agreement, neither PFI nor any PFI Subsidiary is a party to (i) except as disclosed on Section 4.28 of the PFI Disclosure Schedule, any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business), (ii) except as disclosed on Section 4.28 of the PFI Disclosure Schedule, any other agreement which contemplates the involvement of PFI or any PFI Subsidiary (or any of their assets) in any business combination of any kind; or (iii) any agreement, contract, commitment, understanding or arrangement obligating PFI or any PFI Subsidiary to issue or sell or authorize the sale or transfer of any shares of capital stock of PFI or any PFI Subsidiary, except PFI Stock Options.  There are no contracts, agreements, understandings or commitments relating to the right of PFI to vote or to dispose of any shares of capital stock of any PFI Subsidiary.

4.29.       Disclosure.

(a)          The information concerning, and representations and warranties made by, PFI set forth in this Agreement, or in the PFI Disclosure Schedule, or in any document,

statement, certificate or other writing furnished or to be furnished by or on behalf of PFI or any PFI Subsidiary to Buyer pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

(b)          Copies of all documents heretofore or hereafter delivered or made available to Buyer by or on behalf of PFI or any PFI Subsidiary pursuant hereto were or will be complete and accurate copies of such documents.

4.30.        Absence of Undisclosed Liabilities.  To PFI’s Knowledge, neither PFI nor any PFI Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities, would be material to their financial condition or operations, (i) except as disclosed in the PFI Financial Statements delivered to Buyer prior to the date of this Agreement, or (ii) except as contemplated under this Agreement.  Except as disclosed on Section 4.30 of the PFI Disclosure Schedule, since the Balance Sheet Date, neither PFI nor any PFI Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of PFI and its Subsidiaries, taken as a whole, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practices and Applicable Law.

4.31.       Allowance for Loan Losses.

(a)          To the Knowledge of PFI, the allowance for loan losses shown on the PFI Financial Statements is adequate in all material respects to provide for anticipated losses inherent in loans outstanding.

(b)          To the Knowledge of PFI, the allowance for losses in real estate owned, if any, shown on the PFI Financial Statements is or will be adequate in all material respects to provide for anticipated losses inherent in real estate owned by PFI or any PFI Subsidiary and the net book value of real estate owned as shown on the most recent balance sheet included in the PFI Financial Statements is the fair value of the real estate owned in accordance with Statement of Position 92-3.

4.32.       Compliance with Laws.

(a)          To the Knowledge of PFI, PFI and each PFI Subsidiary is in compliance with all Applicable Laws, reporting and licensing requirements, and orders applicable to its business or employees (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting) the noncompliance, breach or violation of which (either individually or in aggregate)  would reasonably be expected to have a Material Adverse Effect; and

(b)          Except with respect to those breaches that either individually or in aggregate would not reasonably be expected to have a Material Adverse Effect, to PFI’s Knowledge neither PFI nor any PFI Subsidiary has received notification or communication from any Governmental Authorities, or the staff thereof (i) asserting that PFI or any PFI Subsidiary is not in compliance with any Applicable Law, (ii) threatening to revoke any Consent, license, franchise, permit, or governmental authorization, or (iii) requiring PFI or any PFI Subsidiary to enter into a cease and desist order, consent, agreement, memorandum of understanding or similar arrangement.

4.33.        Material Contract Defaults.  To the Knowledge of PFI, neither PFI nor any PFI Subsidiary is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default would reasonably be expected to have either individually or in the aggregate a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.34.       Certain Regulatory Matters.

(a)           PFI is a member of the Federal Home Loan Bank of Atlanta.

(b)          PFI has not paid any dividends to any Affiliate that (i) caused the regulatory capital of PFI to be less than the amount then required by Applicable Law or (ii) exceeded any other limitation on the payment of dividends imposed by Applicable Law, agreement or regulatory policy.

PFI has adopted policies and procedures designed to promote overall compliance with the Bank Secrecy Act (31 U.S.C. Section 5301), the Truth-in-Lending Act (15 U.S.C. Section 1601 et seq.), the Expedited Funds Availability Act (12 U.S.C. Section 4001) and the regulations adopted under each such act and have materially complied with the reporting requirements under the Bank Secrecy Act and the regulations thereunder.

4.35.        PFI Information.  The information relating to PFI and its Subsidiaries to be contained in the Proxy Statement, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate to Buyer) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.36.        Offices and ATMs.  Set forth on Schedule 4.34 is the PFI Offices List setting forth the headquarters of each of PFI and the PFI Subsidiaries (identified as such) and, as of the date hereof, each of the offices and automated teller machines (“ATMs”) maintained and operated by PFI or the PFI Subsidiaries (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the PFI Offices List, as of the date hereof, neither PFI nor any of the PFI Subsidiaries maintains any other office or ATM or conducts business at any other location, and neither PFI nor the PFI

Subsidiaries has applied for or received permission to open any additional branch or operate at any other location.

4.37.        Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of PFI Stock to adopt this Agreement is the only vote of the holders of any class or series of PFI capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

4.38.        Power of Attorney. Neither PFI nor any of the PFI Subsidiaries has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding except in the ordinary course of business consistent with prior practice.

4.39.        Facts Affecting Regulatory Approvals. To the best knowledge of PFI, there is no fact, event or condition applicable to PFI or the PFI Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing, or unduly delay the receipt of, the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

4.40.        Derivative Transactions.

(a)           Except as would not have, or would not reasonably be expected to have, a Material Adverse Effect, all Derivative Transactions (as defined herein) entered into by PFI or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by PFI and the PFI Subsidiaries, and were entered into with counterparties who were believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and PFI and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to PFI’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. PFI and the PFI Subsidiaries have adopted policies and procedures consistent with the publications of applicable Governmental Entities with respect to their derivatives programs.

(b)          For purposes of this Section 4.40, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any PFI Stock Options.

4.41.        Trust Powers. Pelican does not presently maintain trust or exercise trust powers, nor does any other PFI Subsidiary.

4.42.        Registration Obligation. Neither PFI nor any of the PFI Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act, other than PFI Stock issued or issuable under PFI’s equity compensation plans.

4.43.        Controls and Procedures.

(a)          To the Knowledge of PFI, Each of the principal executive officer and the principal financial officer of PFI (or each former principal executive officer and former principal financial officer of PFI, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to the PFI SEC Documents, and PFI has delivered to Buyer a summary of any disclosure made by management to PFI’s auditors and audit committee since January 1, 2003 referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)          To the Knowledge of PFI, PFI has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by PFI in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for PFI’s auditors any material weaknesses in internal controls. PFI has provided to Buyer true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide to Buyer true and correct copies of any such disclosure that is made after the date hereof.

 (c)         No personal loan or other extension of credit by PFI or any PFI Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002.

(d)          Since January 1, 2003, (i) neither PFI nor any of the PFI Subsidiaries nor, to PFI’s knowledge, any director, officer, employee, auditor, accountant or representative of PFI or any of the PFI Subsidiaries has received any written complaint, allegation, assertion, or claim that PFI or any of the PFI Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing PFI or any of the PFI Subsidiaries, whether or not employed by PFI or any of the PFI Subsidiaries, has reported evidence of a material violation of U.S. federal or state securities Laws, a material breach of fiduciary duty or similar material violation by PFI, any of the PFI Subsidiaries or any of their respective officers, directors, employees or agents to any officer of PFI, the Board of Directors of PFI or any member or committee thereof. For purposes of this

Agreement, “knowledge” of any Person means the actual knowledge of any officer (as such term is defined in Rule 16a-1(f) under the Exchange Act) of such Person.

4.44.        CRA, Anti-Money Laundering, OFAC and Customer Information Security. Pelican has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act (“CRA”). Except as set forth in the PFI Disclosure Schedules, neither PFI nor any PFI Subsidiary, has been advised of in writing, or to PFI Knowledge is aware of any facts or circumstances that exist, which would cause PFI  or any other PFI Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation (collectively, the “anti-money laundering laws”); or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Pelican pursuant to 12 C.F.R. Part 570. Neither PFI nor any PFI Subsidiary is aware of any facts or circumstances which would cause either to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either PFI or Pelican or any other PFI Subsidiary to undertake any remedial action, except for such facts or circumstances, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect. The board of directors of Pelican (or where appropriate of any other PFI Subsidiary) has adopted, and Pelican (or such other PFI Subsidiary) has implemented, an anti-money laundering program that to the Knowledge of PFI, contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets to the Knowledge of PFI, the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and to the Knowledge of PFI, Pelican (or such other PFI Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

4.45.        Investment Management and Related Activities. To the Knowledge of PFI and except as set forth in the PFI Disclosure Schedule, none of PFI, any of the PFI Subsidiaries or PFI’s or the PFI Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under any applicable Law as an investment adviser, a broker, dealer, an insurance agency or PFI, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent or broker, a sales person or in any similar capacity with a Governmental Entity.

4.46.        Marine Loan Portfolio.  PFI and the PFI Subsidiaries loans for the purchase or improvement of boats, vessels or other water craft shall be set forth in the PFI Disclosure Schedule 4.46 (the “Marine Loan Portfolio”).  The Marine Loan Portfolio shall sold pursuant to a contract substantially similar to the Contract Attached hereto as Exhibit D (hereinafter the “MK Contract”).  All such loans listed in the PFI Disclosure Schedule 4.46 which are not sold pursuant to the MK Contract or are repurchased or reacquired and which are not sold or paid off prior to the Effective Time or to which a claim for indemnity or breach of warranty is made against PFI or the PFI Subsidiaries which is not resolved prior to the Effective Time (hereinafter a “Repurchased Loan”), shall be “fully reserved for” or “written off” prior to the Effective Time for purposes of Section 2.7(b) except to the extent that such Repurchased Loan is handled as provided in Section 2.7(a)(ii).

4.47.        Intentionally left Blank.

4.48.        Core Deposits.  Core Deposits of Pelican shall be in excess of $115,000,000 as of the effective date.  Core Deposits is defined as total deposits less all of the following:  brokered deposits, internet deposits, inter-company or Affiliate deposits.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES

OF BUYER AND NEWCO

Subject to Article III, Buyer and Newco hereby represent and warrant to PFI as follows:

5.1.         Corporate Organization.

(a)             Buyer and Newco are Bank Holding Companies  (as defined in the BHC Act) duly organized, validly existing and in good standing under the laws of the State of Iowa.  Buyer and Newco each has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, holds properties and assets only of the types permitted by the laws of the State of Iowa, the United States, the rules and regulations promulgated by the Regulatory agencies for insured depository institutions, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  The Articles of Incorporation and Bylaws of Buyer and Newco, copies of which have previously been made available to PFI, are true and correct copies of such documents as in effect as of the date hereof.  The deposit accounts of Buyer’s bank Subsidiaries are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection herewith have been paid when due.

(b)            Each Subsidiary of Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each Subsidiary of Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

5.2.          Authority; No Violation.

(a)           Buyer and Newco each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Buyer and Newco, and no other corporate proceedings on the part of Buyer and Newco are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and Newco and (assuming due authorization, execution and delivery by PFI) this Agreement constitutes a valid and binding obligation of Buyer and Newco, enforceable against Buyer and Newco in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)           Neither the execution and delivery of this Agreement by Buyer and Newco, nor the consummation by Buyer and Newco  of the transactions contemplated hereby, nor compliance by Buyer and Newco  with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Buyer or Newco , or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, to Buyer’s Knowledge, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, Newco or any of Buyer’s other Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer, Newco or any of Buyer’s other Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer, Newco or any of Buyer’s other Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.3.          Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with Regulatory Agencies and approval of such applications and notices, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and Iowa and (c) the Banking Approvals, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Buyer or Newco in connection with the execution and delivery by Buyer and Newco of this Agreement and the consummation by Buyer and Newco of the Merger and the other transactions contemplated hereby.

5.4.          Funds.  Buyer has sufficient resources and will have liquid cash funds available to enable Buyer to pay the Merger Consideration and the PFI Stock Option Consideration .

5.5.          Broker’s Fees.  Neither Buyer nor Newco, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.6.          Legal Proceedings.

(a)           Except as disclosed by the Buyer in the Buyers Disclosure Schedule attached hereto, neither Buyer nor Newco nor any of Buyer’s other Subsidiaries or affiliates is a party to any and there are no pending or, to Buyer’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (collectively, the “Proceedings”) of any nature against Buyer, Newco or any of Buyer’s other Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.  None of such Proceedings would reasonably be expected to have a Material Adverse Effect on Buyer, Newco and Buyer’s other Subsidiaries, taken as a whole.

(b)           There is no injunction, order, judgment or decree imposed upon Buyer, Newco or any of Buyer’s other Subsidiaries with respect to the transactions contemplated by this Agreement.

5.7.          Buyer Information.  The information relating to Buyer, Newco and Buyer’s other Subsidiaries to be contained in the Proxy Statement, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.8.          Ownership of PFI Common Stock.  Neither Buyer nor Newco nor any of their respective Affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of PFI.

5.9.          Approvals.  As of the date hereof, Buyer has no Knowledge of any fact or condition relating to Buyer or Newco that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) from being obtained.

5.10.        Disclosure.  The information concerning, and representations and warranties made by, Buyer and Newco set forth in this Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by or on behalf of Buyer, Newco or any Buyer Subsidiary to PFI pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

5.11.        Capitalization, Regulatory Issues.  Upon the date hereof and to the Knowledge of Buyer at the Effective Time, the Buyer will be “well capitalized” as such term is used for bank regulatory requirements, Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and each Buyer Subsidiary, no Regulatory Agency has initiated any proceeding or, to the Knowledge of Buyer, investigation into the business or operations of Buyer or any Buyer Subsidiary since January 1, 2002.  To Buyer’s Knowledge, there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of PFI or any PFI Subsidiary.  Buyer has received a “Satisfactory” rating in its most recent CRA exam.

5.12.        Employment of Directors and Executive Officers of PFI or Pelican.  As of the date hereof, neither Buyer or Newco nor any subsidiary or affiliate of either Buyer or Newco have offered any position or other type of employment or consulting arrangement (whether for compensation or otherwise) to, or entered any contract or understanding with respect to the foregoing with, any director  or executive officer of PFI or Pelican.

ARTICLE VI.  COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1.          Covenants of PFI.  During the period from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, PFI and each PFI Subsidiary shall carry on its business in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the PFI Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, PFI and each PFI Subsidiary shall not:

(a)           declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except for dividends payable on the Series A Convertible Preferred Stock issued to Buyer in accordance with the provisions of Section 9.5 hereof;

(b)           (i) repurchase, redeem or otherwise acquire any shares of the capital stock of PFI or any PFI Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of PFI or any PFI Subsidiary, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except pursuant to Rights referenced on the PFI Disclosure Schedule, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing (including additional Rights similar to those set forth on the PFI Disclosure Schedule);

(c)           amend its Certificate of Incorporation, Bylaws or other similar governing documents;

(d)           make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 in the aggregate; enter into any new line of business;

(e)           acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings or in the ordinary course of business consistent with past practices;

(f)            take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(g)           change its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP or regulatory accounting principles as concurred to by PFI’s independent auditors;

(h)           (i) except as required by applicable law, as set forth in Section 4.18, or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between PFI or one or more of its current or former directors, officers or employees or any Affiliate of any such person, or (ii) except for normal increases in the ordinary course of business consistent with past practice (including, but not limited to, the payment of bonuses to employees of PFI) or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(i)            other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(j)            other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(k)           file any application to relocate or terminate the operations of any of its banking offices;

(l)            create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space, involving payments thereunder by PFI or any PFI Subsidiary in excess of $25,000 per year, to which PFI or any PFI Subsidiary is a party or by which PFI or any PFI Subsidiaries or their properties are bound, other than the renewal in the ordinary course of business of any lease the term or option to renew of which expires prior to the Closing Date;

(m)          incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions in the ordinary course of business, or (ii) short-term borrowings (including refinancings thereof) made at prevailing market rates and terms consistent with prior practice or (iii) interbank borrowings made in the ordinary course of its banking business;

(n)           compromise or otherwise settle or adjust any assertion or claim of a material deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any income or other material federal, foreign, state or local tax return, or make any material tax election that is inconsistent with PFI’s current tax election practices or that concerns a matter as to which PFI has no current tax election practice;

(o)           change its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, regulatory accounting principles, changes in Law or a Governmental Entity;

(p)           other than in the ordinary course and in compliance with applicable Law, grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding PFI Stock, or any Affiliate of such Person;

(q)           except as provided in the PFI Disclosure Schedule, adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by Law;

(r)            grant any Person a power of attorney or similar authority, other than in the ordinary course of business consistent with past practice;

(s)           make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

(t)            amend, modify or renew any PFI Contract or enter into any agreement or contract that would be required to be a PFI Contract under Section 4.19;

(u)           settle any material claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

(v)           make, acquire a participation in, or reacquire an interest in a participation sold of, any loan, commitment to make a loan or other extension of credit, that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect at the time of such loan, participation or other extension of Credit;

(w)          enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, “Lend to”) in an amount in excess of $25,000 or in any amount which, when aggregated with any and all loans or credit commitments of PFI and its Subsidiaries to such person or entity, would be in excess of $25,000; provided, however, that PFI and its Subsidiaries may renew any loan to an existing customer without Buyer’s consent provided such renewal or increase is made in accordance with the Pelican’s past practices and provided further, such customer has not been on the “watch list” or similar internal report of the Pelican during the two (2) previous years; (ii) Lend to any person or entity in an amount in excess of $25,000 or in any amount which, or when aggregated with any and all loans or credit commitments of PFI and its Subsidiaries to such person or entity, would be in excess of $25,000; (iii) Lend to any person other than in accordance with lending policies as in effect on December 31, 2004, provided that in the case of clauses (i) and (iii) PFI or Pelican shall not make any such loan until (A) PFI or  Pelican has delivered to Buyer a notice of its intention to make such loan and such information as Buyer may reasonably require in respect thereof and (B) Buyer shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two (2) business days following the delivery to Buyer of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a “watch list” or similar internal report of PFI or Pelican; provided, however, that nothing in this subsection shall prohibit PFI or Pelican from honoring any contractual obligation in existence on the date of this Agreement;

(x)            grant any employee a severance payment or bonus in connection with said employee’s termination;

(y)           agree to do any of the foregoing.

6.2.          Covenants of Buyer.  Except as otherwise contemplated by this Agreement or consented to in writing by PFI, Buyer shall not, and shall not permit any of its Subsidiaries to:

(a)             except for regular quarterly cash dividends consistent with past practice, declare or pay any dividends on or make any other distributions in respect of any of its capital stock;

(b)            take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

(c)             take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(b)).

ARTICLE VII.  ADDITIONAL AGREEMENTS

7.1.          Regulatory Matters.

(a)          PFI, with the cooperation of Buyer, shall promptly prepare and file with the SEC the Proxy Statement within Sixty (60) days of the date hereof.  Each of PFI and Buyer shall use its reasonable best efforts to respond to any comments of the staff of the SEC as promptly as practicable after such filing, and PFI shall thereafter mail the Proxy Statement to its stockholders.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger).  PFI and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to PFI or Buyer, as the case may be, and any of Buyer’s Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)          Buyer and PFI shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, PFI or their Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)          Buyer and PFI shall promptly furnish each other with copies of written communications received by Buyer or PFI, as the case may be, or any of their respective Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2.          Access to Information.

(a)           PFI and Buyer will each keep the other advised of all material developments relevant to their respective businesses, and to the consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development.  Upon reasonable notice, each party shall afford to representatives of the other party reasonable access, during normal business hours during the period prior to the Effective Time, to all of their respective properties, books, contracts, commitments and records, and during such period, shall make available all information concerning their respective businesses as may be reasonably requested.  Upon the request of Buyer, and upon Buyer’s execution and delivery of a customary waiver, PFI and its Subsidiaries will request its accountants to provide reasonable access to representatives of Buyers accountants working on behalf of Buyer, to auditors’ work papers with respect to the business and properties of PFI and PFI Subsidiaries, including tax accrual work papers prepared for PFI and PFI Subsidiaries during the preceding 60 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys’

work product, and (b) books, records and documents that PFI or PFI Subsidiaries are legally obligated to keep confidential. No examination or review conducted under this Section shall constitute a waiver or relinquishment on the part of Buyer of the right to rely upon the representations and warranties made by PFI herein. All documents and information concerning PFI and PFI Subsidiaries so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or any of the public portions of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), shall be subject to the Confidentiality Agreement.

(b)           The other provisions of this Section 7.2 notwithstanding, neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law (including without limitation laws regarding exchange of information), rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof.

(c)           All non-public information furnished to Buyer or PFI by the other party hereto pursuant to this Agreement (other than (i) information already in the receiving party’s possession, or (ii) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any of its directors, officers, employees, agents or advisors, or (iii) information that becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its advisors, provided that such source is not known by the receiving party after due inquiry to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party) shall be kept confidential, and the parties shall maintain, and shall cause each of their respective directors, officers, attorneys and advisors to maintain, the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

(d)           No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3.     Certain Actions.

(a)          Except with respect to this Agreement and the transactions contemplated hereby, neither PFI nor any of its directors, officers, agents, Affiliates or representatives (collectively, “Representatives”) shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal.  Notwithstanding the foregoing, PFI may provide any public information to any corporation, association, partnership, person or other entity or group that requests such information without being solicited by or on behalf of PFI after notification to the Buyer of such request.

(b)          PFI agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date hereof with any parties conducted heretofore with respect to any Acquisition Proposal.

(c)          PFI shall promptly communicate to Buyer the terms of any Acquisition Proposal it receives. PFI may, in response to an unsolicited written proposal with respect to an Acquisition Proposal from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understandings, and recommend the approval of such Acquisition Proposal, in each case, only if PFI’s Board of Directors determines in good faith by majority vote, after consultation with its financial advisors and outside legal counsel, that failing to take such action would be a breach of the fiduciary duties of PFI’s Board of Directors in connection with seeking an Acquisition Proposal.  In the event that PFI enters into an agreement with respect to such an Acquisition Proposal, it may terminate this Agreement.

(d)          In the event PFI’s Board of Directors, after consultation with its financial advisors and outside legal counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement and the Merger to PFI’s stockholders for their approval, then in submitting this Agreement to the stockholders at the meeting of stockholders, PFI may submit this Agreement without recommendation of approval, in which case the Board of Directors may communicate the basis for its lack of a recommendation of approval to the shareholders in the proxy statement or an appropriate amendment or supplement thereto to the extent required by law.

7.4.          Indemnification of PFI Directors and Officers.

(a)           For a period of 6 years beginning at the Effective Time, Buyer agrees to indemnify all individuals who are or have been officers or directors of PFI prior to the Effective time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Certificate of Incorporation or Bylaws of PFI on the date hereof and is permitted under the DGCL.

(b)           Prior to the Effective Time PFI shall obtain a directors’ and officers’ liability insurance tail coverage policy with respect to the current and former directors and officers of PFI, relating to periods prior to the Effective Time, with coverages substantially similar to coverages as were in effect under PFI’s director and officer liability policy on the date hereof to satisfy its obligations under this Section 7.4.  The costs of such insurances shall be subject to the provisions of Section 2.7(b)(vii).  Buyer shall maintain such policy in effect for the term of such policy.

(c)           The provisions of this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each current and former director and officer of PFI.

7.5.          Stockholder Meeting.  Subject to Section 7.3, PFI shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which PFI has responded to all of the comments of the staff of the SEC, if any, for the purpose of voting on the approval of this Agreement and the consummation of the transactions contemplated hereby.  PFI shall, through its Board of

Directors, subject to Section 7.3, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

7.6.          Legal Conditions to Merger.  Each of Buyer and PFI shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by PFI or Buyer in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.7.          Accounting Matters.  (a) PFI shall cooperate with Buyer concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account Buyer’s policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and (ii) PFI’s lending, investment or asset/liability management policies; provided, that any action taken pursuant to this Section 7.7 shall not be deemed to constitute or result in the breach of any representation or warranty of PFI contained in this Agreement.

(b)           At or immediately prior to the Effective Time, the PFI shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans, as Buyer shall direct as a result of its ongoing review of the PFI  or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of the PFI, (1) the PFI shall not be required to take such actions prior to the Effective Time or prior to the time Buyer agrees in writing that all of the conditions to its obligation to close as set forth in Article 8 have been satisfied or waived, and (2) no such adjustment shall be made if it would: (i) require any filing with any Governmental Authority, including any SEC Report prior to the Effective Time, (ii) violate GAAP or any law, rule or regulation applicable to PFI, (iii) otherwise materially disadvantage PFI if the Merger is not consummated, (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or (v) result in a reduction in the Merger Consideration.

7.8.          Employee Benefit Plans; Existing Agreements.

(a)           As of the Effective Time, the employees of PFI shall be eligible to participate in employee benefit plans and severance plans of Buyer or its Subsidiaries in which similarly situated employees of Buyer or its Subsidiaries participate, to the same extent that similarly situated employees of Buyer or its Subsidiaries participate (it being understood that inclusion of PFI’s employees in Buyer’s employee benefit plans may occur at different times with respect to different plans) (hereinafter the “Buyer Plans”).

(b)           With respect to each Buyer Plan for which length of service is taken into account for any purpose (including Buyer’s severance plan), service with PFI (or predecessor employers to the extent PFI provides past service credit) shall be treated as service with Buyer for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.  To the extent permitted by the Buyer Plans, each Buyer Plan shall waive pre-existing conditions limitations under Buyer Plans with respect to any employee of PFI to the same extent that such condition was covered under the applicable PFI Plan as of the Effective Time.  PFI’s employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

(c)           As of the Effective Time, Buyer shall cause Newco to assume and to honor in accordance with their terms all written agreements listed in Section 4.18 of the PFI Disclosure Schedule (the “Benefit Agreements”).  Buyer acknowledges and agrees that the Merger will constitute a merger, sale or a change in control of PFI for all purposes under such agreements.

(d)           References in this Section 7.8 to employees of PFI shall include employees of each PFI Subsidiary. The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each director, officer and employee of PFI and its Subsidiaries.

(e)           As of the Effective Time, Buyer shall merge the Pelican Financial, Inc. Retirement Plan into the Stark Bank Group, Ltd. 401(k) Profit Sharing Plan and Trust (the “Buyer’s Plan”).  The Buyer’s Plan shall be the surviving plan following the merger.

7.9.          Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by Buyer or PFI.

7.10.        [Intentionally Omitted]

ARTICLE VIII.  CONDITIONS PRECEDENT

8.1.          Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approval.  This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of PFI Common Stock under applicable law.

(b)          Other Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c)          No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an “Injunction”) shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2.          Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of PFI contained in Article 4 hereof shall be true and correct in all respects  on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) subject to such exceptions as have not had, or would not be reasonably expected to have, (individually or in the aggregate) a Material Adverse Effect (it being understood that, for purposes of determining the effect of such exceptions, all Material Adverse Effect and materiality qualifications contained in such representations and warranties shall be disregarded). Without limiting the generality of the foregoing, the effects or results of any actions taken by PFI or PFI Subsidiary with the consent or at the request of Buyer shall be excluded from the determination of whether PFI has breached any representation, warranty, covenant or agreement contained in this Agreement.

(b)          Authorization of Merger. All corporate actions of the PFI necessary to authorize the execution, delivery and performance of this Agreement by PFI and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of PFI.

(c)          Performance of Obligations of PFI.  PFI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of PFI by the Chief Executive Officer or the Chief Financial Officer of PFI to such effect.

(d)          [Intentionally Omitted].

(e)          Conditions Met.  Buyer shall have received a certificate of an executive officer of PFI stating that, to his Knowledge, each of the conditions set forth in Section 8.1 and Section 8.2 have been met.

(f)            Expiration of Look Back Period on MK Contract.  The period of time that the buyer under the MK Contract has to return or require the repurchase of any loan in the Marine Loan Portfolio pursuant to Section 3(e) of the MK Contract shall have expired (including, unless waived by PFI, any period for determining any disputes with respect thereto) (hereinafter the “MK Look Back Period”).

8.3.          Conditions to Obligations of PFI.  The obligation of PFI to effect the Merger is also subject to the satisfaction or waiver by PFI at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Buyer and Newco contained in Article 5 hereof shall be true and correct in all respects  on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) subject to such exceptions as have not had, or would not be reasonably expected to have, (individually or in the aggregate) a Material Adverse Effect (it being understood that, for purposes of determining the effect of such exceptions, all Material Adverse Effect and materiality qualifications contained in such representations and warranties shall be disregarded).

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PFI shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

(c)           Conditions Met.  PFI shall have received a certificate of an executive officer of Buyer stating that, to his Knowledge, each of the conditions set forth in Section 8.1 and Section 8.3 have been met.

ARTICLE IX.  TERMINATION AND AMENDMENT

9.1.          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of PFI:

(a)           by mutual consent of PFI and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)           by either Buyer or PFI upon written notice to the other party (i) within 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c)           by either Buyer or PFI if the Merger shall not have been consummated on or before the Termination Date, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)           by either Buyer or PFI if the approval of the stockholders of PFI required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

(e)           by either Buyer or PFI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by PFI ) or Section 8.3(a) (in the case of a breach of representation or warranty by Buyer), assuming for the purpose of this proviso, that the Closing Date would otherwise be the date 30 days after the date that the notice of breach was given;

(f)            by either Buyer or PFI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

(g)           by PFI pursuant to Section 7.3(c) or by Buyer in the event that PFI’s Board of Directors does not recommend this Agreement and the Merger to PFI stockholders for their approval pursuant to Section 7.3(d) (in the event PFI’s Board of Directors does not recommend this Agreement and the Merger to PFI stockholders,  the Buyers shall have the exclusive right to receive the Termination Fee and Breakup Fee as provided in Section 9.2 (b) and 9.2 (c)  and any

Shareholders Agreements delivered to the Buyer in connection herewith shall be immediately terminated without liability to the parties thereto).

(h)           by the Buyer or PFI if the Buyer fails to deliver the Acceptance Notice in accordance with the provisions of Section 9.5 hereof.

9.2.          Effect of Termination; Termination Fee.  (a) In the event of termination of this Agreement by either Buyer or PFI as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and no party shall have any further obligation or liability hereunder except (i) Sections 7.2(c), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement, except as provided in Section 9.2(b) and 9.2(c).

(b)          In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, the parties agree that a termination fee of $1,000,000 (the “Termination Fee”) shall be paid by PFI to Buyer if this Agreement is terminated by PFI pursuant to Section 9.1(g).  Except as provided in Section 9.2(c), if PFI is required to pay the Termination Fee hereunder, upon such payment, PFI shall have no further liability for any breach of this Agreement to Buyer.

(c)          In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, if the Buyer delivers the Acceptance Notice the parties agree that a breakup fee of $250,000 (collectively, the “Breakup Fee”) shall be paid by PFI to Buyer if this Agreement is terminated by PFI or Buyer for any reason (other than a termination pursuant to Section 9.1(h)) or the Effective Time is later than Termination Date .  In the event that the transactions contemplated herein close prior to Termination Date, the Breakup Fee shall be returned to PFI.  PFI shall deposit the Breakup Fee with the Buyer upon the Buyer’s purchase of the Preferred Stock as contemplated in Section 9.5 below.  Except as provided in Section 9.2(b), if PFI is required to pay the Breakup Fee hereunder, upon such payment, PFI shall have no further liability for any breach of this Agreement to Buyer.

(d)           If PFI fails to pay all amounts due to Buyer on within three days after receipt of notice from the Buyer of the amounts due, then PFI shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by Buyer in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Buyer.

9.3.          Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of PFI; provided, however, that after any approval of the transactions contemplated by this Agreement by PFI’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to PFI stockholders hereunder other than as contemplated by this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4.          Extension; Waiver.  At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.5.          Due Diligence Period, Preferred Stock Purchase.

(a)           Due Diligence Period.  From the date hereof until 4:00 p.m. Fort Dodge, Iowa, time on the later of:  (a) 7 days after the date this Agreement is executed by the parties or (b) 7 days following the date that the definitive and executed MK Contract is delivered to the Buyer, the Buyer shall be allowed to continue its due diligence review of the PFI and the PFI Subsidiaries (the “Due Diligence Period”).  During the Due Diligence Period PFI and its Subsidiaries shall cooperate with the Buyer and shall provide Buyer with access to all of PFI and the PFI Subsidiaries, properties, records, and employees as shall be reasonably requested by the Buyer.

(b)           Prior to the expiration of the Due Diligence period, if Buyer decides to proceed with the proposed transactions contemplated by this Agreement (in its sole and absolute discretion) (i) Buyer shall notify PFI  in writing of the Buyer’s intention to proceed with the transactions contemplated herein by delivery of the Acceptance Notice in the form set forth in Exhibit A attached hereto and (ii) if the Buyer delivers the Acceptance Notice, upon receipt of the opinion substantially in the form set forth on Exhibit E the Buyer shall purchase $4,000,000.00 of the PFI Series A Convertible Preferred Stock the terms of which are set forth on Exhibit C prior to the expiration of the Due Diligence Period.

(c)           Not withstanding anything to the contrary set forth in this Agreement, in the event that the Acceptance Notice is NOT delivered by Buyer prior to the expiration of the Due Diligence Period, the terms and conditions of this Agreement shall be null and void and neither party shall be bound by the provisions of this agreement or be liable to the other for damages.  The Buyers decision whether to deliver the Acceptance Notice is at the sole and absolute discretion of the Buyer

(d)           If the Buyer delivers the Acceptance Notice as contemplated in paragraph (b) above, the terms and provisions of this Agreement shall be binding upon and enforceable against the Buyer.

ARTICLE X.  GENERAL PROVISIONS

10.1.        Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place on the last  business day of the month after all conditions set forth in Article VIII have either been satisfied or waived (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”) at Des Moines, Iowa, provided that if there are less than 5 business days remaining in the month at the time all conditions set forth in Article VIII have either been satisfied or waived, (except for such conditions which are satisfied as of a date that was known at least five business days in advance by the parties), then in such event the closing shall take place on the last business day of the following month or unless  another time, date or place is agreed to in writing by the parties hereto or Closing is extended pending a determination pursuant to Section 2.8.

10.2.        Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (including Exhibits and the PFI Disclosure Schedule) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time (including, without limitation, those covenants and agreements set forth in Sections 7.2 (Access to Information), 7.7 (Employee Benefit Plans; Existing Agreements) and 7.8 (Indemnification of PFI Directors and Officers)), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Buyer or PFI (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any third party, including any shareholder or former shareholder of either Buyer or PFI.

10.3.        Expenses.  Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as provided in Section 9.2(b).

10.4.        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, mailed by registered or certified mail (return receipt requested) or delivered by an express courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer, to:	Stark Bank Group Ltd.
1207 Central Avenue
P. O. Box 798
Fort Dodge, IA 50501
Attention: Thomas G. Schnurr

	with a copy to:	Brown, Winick, Graves Gross,
Baskerville & Schoenebaum
4500 Westown Parkway, Suite 277
Regency West 5
West Des Moines, IA 50266-6717
Attention: John D. Hunter

	And	Brown and Associates
558 - 28th Street
Des Moines, IA 50312-5300
Attention W. Kendall Brown

And

(b)	If to PFI, to:	Pelican Financial, Inc.
3767 Ranchero Drive
Ann Arbor, MI 48108
Attention: Charles C. Huffman,
Chief Executive Officer

with a copy to:	Blank Rome LLP
Watergate, 600 New Hampshire Avenue, NW
Washington, DC 20037
Attention: Edward L. Lublin, Esquire

10.5.        Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6.        Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7.        Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Iowa, without regard to any applicable conflicts of law.

10.8.        Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9.        Publicity.  Except as expressly permitted by this Agreement or otherwise required by law or the rules of the AMEX so long as this Agreement is in effect, neither Buyer nor PFI shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.10.      Assignment; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.11.      Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the States of Florida or Iowa, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

10.12.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.13.      Attorneys’ Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Newco and PFI have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

STARK BANK GROUP, LTD.

By:	/s/ Thomas G. Schnurr
Name: Thomas G. Schnurr
Title: CEO

SBG II, LTD.

By:	/s/ Thomas G. Schnurr
Name: Thomas G. Schnurr
Title: CEO

PELICAN FINANCIAL, INC.,

a Delaware corporation

By:	/s/ Charles C. Huffman
Name: Charles C. Huffman
Title: Chairman

[signature page to Agreement and Plan of Reorganization]